Exhibit 99.1

News Release


                LEXON, INC. AND PROVISION OPERATION SYSTEMS, INC.
                    ANNOUNCE SIGNING OF DEFINITIVE AGREEMENT

Tulsa, OK. October 21, 2003. Lexon, Inc. (OTC: LXXN) and ProVision Operation Systems, Inc. ("ProVision"), a Nevada corporation, today announced that both companies signed a definitive agreement effective October 15, 2003. The transaction contemplates Lexon acquiring 100% of the common stock of ProVision. The transaction, if closed, will result in the shareholders of ProVision owning 90% of the common stock of Lexon. Closing of the transaction is subject to certain conditions, including shareholder approval and a reverse-split of Lexon's common stock, and completion of SEC filings. The target date for closing is December 31, 2003.

ProVision is a development-stage company that plans to operate real estate seminars throughout the United States, through its wholly-owned subsidiary ProVision Business Systems, Inc. ProVision Business Systems, Inc. is establishing offices in Las Vegas, Ft. Lauderdale, Houston, New York City and Salt Lake City. Offices in Phoenix, Chicago, Portland, Los Angeles, Boca Raton, Orange County, CA. and Washington D.C. are planned within the next year. ProVision Operation Systems, Inc. and its subsidiaries are subject to numerous risks and uncertainties, including obtaining the financing necessary to establish operations, which may not be available on acceptable terms, if at all.

Additional information is available at www.provisionbusinesssystems.com.

Provision Contact:         Robert Fletcher, President
                           702-784-5100

Lexon Contact:             Ron Wheet, Investor Relations
                           843-971-4848